Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Partners of Prologis, L.P. and the Board of Directors of Prologis, Inc.:
We consent to the use of our report dated February 9, 2022, with respect to the consolidated balance sheets of Prologis, L.P. and subsidiaries as of December 31, 2021 and 2020, and the related consolidated statements of income, comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2021, and related notes and financial statement schedule III, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Denver, Colorado
August 31, 2022